Exhibit 99.1
Ranpak Holdings Corp. Reports First Quarter 2025 Financial Results
•Net revenue for the first quarter increased 6.9% year over year to $91.2 million and increased 8.8% year over year on a constant currency basis
•Net loss for the first quarter of $10.9 million compared to net loss of $8.1 million for the prior year period
•Adjusted EBITDA (“AEBITDA”) for the first quarter of $17.3 million down 9.9%, or $1.9 million, year over year; down 7.8% on a constant currency basis
•Packaging System placement up 2.1% year over year to approximately 143.8 thousand machines at March 31, 2025
CONCORD TOWNSHIP, Ohio, May 6, 2025 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection and end-of-line automation solutions for e-commerce and industrial supply chains, today reported its first quarter 2025 financial results.
Omar Asali, Chairman and Chief Executive Officer, commented, “We were excited to share in January that we signed a warrant transaction with Amazon. We believe this transaction provides great alignment for meaningful incremental growth and cash flow for Ranpak over the upcoming years and is a testament to the strong innovation and execution we have delivered. This quarter you can see our revenue growth impacted by this relationship, partially offset by the resulting non-cash reduction to revenue associated with Amazon warrants which flows through our financial statements.
Moreover, I am pleased to report our 7th quarter in a row of strong volume growth and increased net revenue. Global volumes grew 12.0% in the quarter and net revenue increased 8.8% on a consolidated basis at constant currency driven by continued strength in North American e-commerce activity, particularly our large enterprise customers that are in the midst of a plastic to paper transition. Our net revenue growth figures reflect the non-cash impact of Amazon warrants which contributed a 0.9% headwind to our reported revenue. In general, our Enterprise account activity in North America continues to be quite strong and the key projects we were counting on going into 2025 related to plastic to paper transition and Automation are continuing on their expected path. “
North American sales continued to demonstrate excellent growth, however overall performance was impacted by a challenging March in Europe and APAC which took volumes in that region down for the quarter after being positive for the first two months of the year. Fortunately April has seen stabilization there versus the prior year with sales and volumes up slightly.
Automation sales were slightly up in the quarter as some projects got pushed from Q1 to Q2, but the momentum in this area is extremely strong driven by our discussions with Enterprise customers, leading us to be confident in our growth outlook for this area of the business.
Adjusted EBITDA declined 7.8% on a constant currency basis year over year driven by lower volumes in Europe and APAC to start the year and higher input costs flowing through to our bottom line. The reported figures reflect 420 bps of headwind related to the non-cash impact from the Amazon warrants of $0.8 million.
Excluding the non-cash impact of the Amazon warrants, Adjusted EBITDA would have been down 3.6% on a constant currency basis.
As a Company, we are taking actions in the second quarter to improve our margin profile and to adjust our cost structure given the current environment. We have moved quickly to address areas of inefficiency and to reduce costs to better align our cost structure with the current environment.”
Tariff Impact
We have a diverse global business with more than 50% of our net revenue generated in regions where our cost of goods sold and capital expenditures are not directly impacted by tariffs and business is conducted largely in Euros which has appreciated meaningfully against the dollar.
Our paper sourcing and production in North America and Europe are regionalized, with our operations securing paper locally and converting it for sale in their local regions, thus limiting impacts of tariffs.
In the U.S., the impact of tariffs is largely related to our capital expenditures of our PPS converters, some of which are sourced from China or contain parts and components from China and other Asian countries. We are taking steps to minimize the potential impact of these tariffs by evaluating alternative parts and global suppliers as well as stepping up our efforts to refabricate and refurbish existing machines in our fleet to reduce cost.

Our box customization equipment is currently made in Europe and shipped to the U.S. and thus will be subject to the European tariff rate. We are focused on cost out and efficiencies to minimize the impact to our customers, and believe that the value proposition of our equipment to our customers remains extremely compelling even with the current tariff. We believe this could also provide an opportunity for us to take share versus more expensive packaging automation solutions manufactured in Europe.
Given the operating environment uncertainty, we are tightly managing our business in the near-term while maintaining focus on the long-term health and potential of our Company. Our focus is on driving volumes and winning share, reducing our structural costs, and maximizing cash.
We believe Ranpak is well positioned to weather the current environment due to the diversity of our operations and global footprint as well as the value-added solutions we provide to businesses across the world. In an environment where there is increasing cost pressure, our solutions provide businesses with reliable solutions that make their businesses better and provide strong returns on investment.
First Quarter 2025 Highlights
•Net revenue increased 6.9% and increased 8.8% on a constant currency basis
•Net loss of $10.9 million compared to net loss of $8.1 million for the prior year period
•AEBITDA1 of $17.3 million for the three months ended March 31, 2025 is down 9.9% and down 7.8% on a constant currency basis
•Packaging systems placement increased 2.1% year over year, to approximately 143.8 thousand machines as of March 31, 2025
Net revenue for the first quarter of 2025 was $91.2 million compared to $85.3 million in the first quarter of 2024, an increase of $5.9 million year over year or 6.9% (8.8% on a constant currency basis) and includes a reduction of $0.8 million in void-fill for the provision for common stock warrants. Net revenue was positively impacted by increases in void-fill and wrapping, partially offset by a decrease in cushioning. Cushioning decreased $7.2 million, or 19.3%, to $30.1 million from $37.3 million; void-fill increased $11.0 million, or 33.2%, to $44.1 million from $33.1 million; wrapping increased $2.1 million or 24.4% to $10.7 million from $8.6 million; and other net revenue remained flat at $6.3 million for the first quarter of 2025 compared to the first quarter of 2024. Other net revenue includes automated box sizing equipment and non-paper revenue from packaging systems installed in the field, such as systems accessories.
The increase in net revenue for the first quarter of 2025 compared to the first quarter of 2024 is quantified by an increase in the volume of sales of our paper consumable products of approximately 12.0%, partially offset by a 2.4% decrease in the price or mix of our paper consumable products, a 0.9% decrease from the provision for common stock warrants, and a 1.8% decrease from foreign currency fluctuations.
Balance Sheet and Liquidity
Ranpak completed the first quarter of 2025 with a strong liquidity position, including a cash balance of $65.5 million and no borrowings on its $50.0 million Revolving Credit Facility, which matures in December 2029. As of March 31, 2025, the Company had $409.0 million outstanding under its USD-denominated first lien term facility, which matures in December 2031.
1 Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024	Change	% Change
PPS Systems	(in thousands)
Cushioning	34.4	34.7	(0.3)	(0.9)
Void-Fill	86.4	83.4	3.0	3.6
Wrapping	23.0	22.7	0.3	1.3
Total	143.8	140.8	3.0	2.1
Conference Call Information
The Company will host a conference call and webcast at 8:30 a.m. (ET) on Tuesday, May 6, 2025. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/143718044. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (800) 715-9871 and use the Conference ID: 5813434.
A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Tuesday, May 6, 2025 and ending at 11:59 p.m. (ET) on Tuesday, May 13, 2025. To listen to the replay, please dial (800) 770-2030 and use the passcode: 5813434.
Cautionary Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.
The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of rising prices on production inputs, including labor, energy, and freight on our results of operations; (iii) the impact of the price of kraft paper on our results of operations; (iv) our reliance on third party suppliers; (v) geopolitical conflicts and other social and political unrest or potential tariffs on the import of goods; (vi) the high degree of competition and continued consolidation in the markets in which we operate; (vii) consumer sensitivity to increases in the prices of our products, changes in consumer preferences with respect to paper products generally or customer inventory rebalancing; (viii) economic, competitive and market conditions generally, including macroeconomic uncertainty, the impact of inflation, and variability in energy, freight, labor and other input costs; (ix) the loss of certain customers; (x) our failure to develop new products that meet our sales or margin expectations or the failure of those products to achieve market acceptance; (xi) our ability to achieve our environmental, social and governance (“ESG”) goals and maintain the sustainable nature of our product portfolio and fulfill our obligations under evolving ESG standards; (xii) our ability to fulfill our obligations under new disclosure regimes relating to ESG matters, such as the European Sustainability Disclosure Standards recently adopted by the European Union (“EU”) under the EU’s Corporate Sustainability Reporting Directive (“CSRD”); (xiii) our future operating results fluctuating, failing to match performance or to meet expectations; (xiv) our ability to fulfill our public company obligations; and (xv) other risks and uncertainties indicated from time to time in filings made with the SEC.
Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.
Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Income (Loss)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net product revenue	$77.6	$72.5
Machine lease revenue	13.6	12.8
Net revenue	91.2	85.3
Cost of product sales	54.8	45.7
Cost of leased machines	5.5	7.3
Gross profit	30.9	32.3
Selling, general and administrative expenses	28.9	27.9
Depreciation and amortization expense	9.0	8.4
Other operating expense, net	1.0	0.8
Loss from operations	(8.0)	(4.8)
Interest expense	8.7	6.2
Foreign currency gain	(2.6)	(1.4)
Loss before income tax benefit	(14.1)	(9.6)
Income tax benefit	(3.2)	(1.5)
Net loss	$(10.9)	(8.1)

Basic and diluted loss per share	$(0.13)	$(0.10)

Weighted average number of shares outstanding – basic and diluted	83,697,897	82,682,308

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$(2.6)	$(2.1)
Interest rate swap adjustments	—	(2.6)
Cross currency swap adjustments	(0.6)	—
Total other comprehensive income (loss), before tax	(3.2)	(4.7)
Provision (benefit) for income taxes related to other comprehensive income (loss)	(2.4)	0.1
Total other comprehensive income (loss), net of tax	(0.8)	(4.8)
Comprehensive loss, net of tax	$(11.7)	$(12.9)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Balance Sheets
(in millions, except share data)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$65.5	$76.1
Accounts receivable, net	43.0	43.9
Inventories	35.3	21.7
Income tax receivable	2.9	1.8
Prepaid expenses and other current assets	9.8	7.7
Total current assets	156.5	151.2
Property, plant and equipment, net	140.4	137.6
Operating lease right-of-use assets, net	21.6	20.9
Goodwill	448.0	443.7
Intangible assets, net	307.7	312.2
Deferred tax assets	0.1	0.1
Other assets	45.2	38.5
Total assets	$1,119.5	$1,104.2
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$37.1	$26.9
Accrued liabilities and other	37.5	28.5
Current portion of long-term debt	5.7	5.6
Operating lease liabilities, current	4.1	4.0
Deferred revenue	3.3	3.4
Total current liabilities	87.7	68.4
Long-term debt	399.5	400.8
Deferred tax liabilities	59.3	62.0
Derivative instruments	6.1	1.3
Operating lease liabilities, non-current	21.5	20.8
Other liabilities	1.3	2.8
Total liabilities	575.4	556.1
Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares authorized at March 31, 2025 and December 31, 2024; shares issued and outstanding: 84,222,329 and 83,267,367 at March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	707.3	699.6
Accumulated deficit	(156.2)	(145.3)
Accumulated other comprehensive loss	(7.0)	(6.2)
Total shareholders' equity	544.1	548.1
Total liabilities and shareholders' equity	$1,119.5	$1,104.2

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(10.9)	$(8.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15.1	18.8
Amortization of deferred financing costs	0.3	0.7
Loss on disposal of property, plant, and equipment	—	0.4
Deferred income taxes	(1.1)	0.2
Amortization of initial value of interest rate swap	—	(0.7)
Foreign currency gain	(2.6)	(1.4)
Stock-based compensation expense	2.1	1.3
Provision for common stock warrants	0.8	—
Amortization of cloud-based software implementation costs	0.9	0.9
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2.3	(2.3)
Increase in inventories	(13.3)	(2.2)
Increase in income tax receivable	(1.1)	(3.9)
Increase in prepaid expenses and other current assets	(2.4)	(0.9)
Increase in accounts payable	8.9	3.4
Increase in accrued liabilities and other	1.6	1.3
Change in other assets and liabilities	(1.9)	(2.3)
Net cash provided by (used in) operating activities	(1.3)	5.2
Cash Flows from Investing Activities
Purchases of converter equipment	(7.3)	(7.5)
Purchases of other property, plant, and equipment	(0.2)	(2.3)
Cash paid for strategic investments	—	(0.5)
Net cash used in investing activities	(7.5)	(10.3)
Cash Flows from Financing Activities
Principal payments on term loans	(1.0)	(0.4)
Payments on equipment financing	(0.1)	(0.2)
Payments on finance lease liabilities	(0.5)	(0.3)
Tax payments for withholdings on stock-based awards distributed	(1.2)	(0.4)
Net cash used in financing activities	(2.8)	(1.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.0	(0.5)
Net Decrease in Cash and Cash Equivalents	(10.6)	(6.9)
Cash and Cash Equivalents, beginning of period	76.1	62.0
Cash and Cash Equivalents, end of period	$65.5	$55.1

Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (“AEBITDA”)
Our unaudited condensed consolidated financial statements are prepared in accordance with U.S. GAAP. We also present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), which are non-GAAP financial measures, because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. We believe that EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
EBITDA is a non-GAAP financial measure that we calculate as net loss, adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.
AEBITDA is a non-GAAP financial measure that we calculate as net loss, adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; foreign currency (gain) loss; amortization of cloud-based software implementation costs; and, in certain periods, other income and expense items.
We reconcile this data to our U.S. GAAP data for the same periods presented.
Constant Currency
We operate globally, and a substantial portion of our net revenue and operations is denominated in foreign currencies, primarily the Euro. We calculate the year over-year impact of foreign currency movements using prior period foreign currency rates applied to current year results. These “constant currency” change amounts are non-GAAP measures and are not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, constant currency change measures are not based on any established set of accounting rules or principles.
In calculating the Constant Currency (Non-GAAP) % Change, the current year is translated at the average exchange rate for the comparable prior year period, when comparing the current year to the prior year. We believe that our Constant Currency (Non-GAAP) % Change presentation provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Cautionary Notice Regarding Non-GAAP Measures
Non-GAAP measures, such as EBITDA, AEBITDA, and constant currency change, have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. In particular, non-GAAP financial measures should not be viewed as substitutes for, or superior to, net loss prepared in accordance with U.S. GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•AEBITDA does not consider the potentially dilutive impact of stock-based compensation, and in certain periods, other income and expense items, such as restructuring and integration costs;
•constant currency change measures exclude the foreign currency exchange rate impact on our foreign operations; and
•other companies, including companies in our industry, may calculate EBITDA, AEBITDA, and constant currency change differently, which reduces their usefulness as comparative measures.

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and Constant Currency AEBITDA
For the First Quarter of 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Three Months Ended March 31,				Constant Currency (Non-GAAP) % Change (6)
	2025	2024	$ Change	% Change
Net loss	$(10.9)	$(8.1)	$(2.8)	34.6	35.8

Depreciation and amortization expense – COS	6.1	10.4	(4.3)	(41.3)
Depreciation and amortization expense – D&A	9.0	8.4	0.6	7.1
Interest expense	8.7	6.2	2.5	40.3
Income tax benefit	(3.2)	(1.5)	(1.7)	113.3
EBITDA(1)	9.7	15.4	(5.7)	(37.0)	(36.4)

Adjustments(2):
Foreign currency gain	(2.6)	(1.4)	(1.2)	85.7
Non-cash impairment losses	—	0.4	(0.4)	NM
M&A, restructuring, severance	2.9	0.9	2.0	222.2
Stock-based compensation expense	2.1	1.3	0.8	61.5
Amortization of cloud-based software implementation costs(3)	0.9	0.9	—	—
Cloud-based software implementation costs(4)	0.6	0.5	0.1	20.0
SOX remediation costs	0.6	0.8	(0.2)	(25.0)
Other adjustments(5)	3.1	0.4	2.7	675.0
AEBITDA(1)	$17.3	$19.2	$(1.9)	(9.9)	(7.8)
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In 2025, Other adjustments includes non-recurring warehouse and transitory costs incurred related to conversion services, non-recurring excess above market procurement costs, and other insignificant items. In the first quarter of 2024, Other adjustments represents primarily legal expenses and fees related to the Company’s patent litigation which was settled in the second quarter of 2024.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0863 USD. Refer to further discussion in “Non-GAAP Measures.”